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                                                                     EXHIBIT 7.6

                               VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is entered into as of February 21, 2001, by and among Gart Sports Company, a Delaware corporation ("Gart"), GSC Acquisition Corp., a Delaware corporation ("MergerSub"), and the person or entity set forth on the signature page hereto (the "Stockholder").

     WHEREAS, MergerSub, Gart and Oshman's Sporting Goods, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into MergerSub, with MergerSub as the surviving corporation (the "Merger");

     WHEREAS, in connection with the Merger Agreement, MergerSub and Gart have required that the Stockholder make certain agreements with respect to all of the Stockholder's Subject Shares (as defined below), upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, the Stockholder is willing to make certain agreements with respect to the Subject Shares, in order to induce MergerSub and Gart to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

     1.   Voting Agreements.  For so long as this Agreement is in effect, at any
          -----------------
meeting (whether annual, special or adjourned) of the stockholders of the Company, and in any action by consent of the stockholders of the Company, the Stockholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by the Stockholder on the record date applicable to the meeting or consent (i) in favor of adoption of the Merger Agreement and approval of the Merger; (ii) against any competing Acquisition Transaction (as defined in the Merger Agreement) or other proposal inconsistent with the Merger Agreement or that may delay or adversely affect the likelihood of the completion of the transactions contemplated by the Merger Agreement;
(iii) against any change in a majority of the persons who constitute the board of directors of the Company inconsistent with the Merger Agreement or the transactions contemplated by the Merger Agreement; (iv) against any change in the capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws inconsistent with the Merger Agreement or the transactions contemplated by the Merger Agreement; and (v) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting or in any such consent. The Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violate the provisions of agreements contained in this Section 1. The Stockholder shall cast the Stockholder's vote or give the Stockholder's consent in accordance with the procedures communicated to the Stockholder by the Company relating thereto so that the vote or consent shall be duly counted for purposes of

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determining that a quorum is present and for purposes of recording the results of that vote or consent. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

     2.   Proxy.  The Stockholder hereby irrevocably appoints Gart (and any
          -----
officer of Gart), with full power of substitution, the proxy of the Stockholder with full power and authority, in the event that the Stockholder shall at any time fail to perform such Stockholder's obligations under Section 1, to vote or act by consent in respect of such Stockholder's Subject Shares and all of such Stockholder's other voting securities of the Company exclusively as provided in
Section 1. The proxy hereby granted shall, for the term of this Agreement, be irrevocable and shall be deemed coupled with an interest in accordance with
Section 212 of the Delaware General Corporation Law.

     3.   Subject Shares.  The term "Subject Shares" shall mean all of the
          --------------
shares of Common Stock, par value $1.00 per share ("Common Stock"), owned by the Stockholder as of the date hereof, as set forth on Schedule A hereto, together
                                                   ----------
with any and all shares of the Company's capital stock as to which the Stockholder acquires beneficial ownership after the date of this Agreement. For all purposes of this Agreement, "beneficial ownership" has the meaning given in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder (the "Exchange Act").

     4.   Stockholder Capacity.  The Stockholder is not an officer or director
          --------------------
of the Company. The Stockholder signs this Agreement solely in such Stockholder's capacity as the beneficial owner of the Stockholder's Subject Shares. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by the Stockholder.

     5.   Covenants.  For so long as this Agreement is in effect, except as
          ---------
otherwise contemplated by the transactions contemplated by the Merger Agreement, the Stockholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a "Transfer"), any Subject Shares or any shares of the Company's capital stock that the Stockholder then has or will have the right to acquire pursuant to options, warrants, convertible securities or other such rights to purchase shares of the Company's capital stock granted to the Stockholder by the Company;
(ii) grant any powers of attorney, consents or proxies with respect to any shares of the Company's capital stock that then constitute Subject Shares (other than pursuant to this Agreement), deposit any of the Subject Shares into a voting trust, enter into a voting or option agreement with respect to any of the Subject Shares inconsistent with the transactions contemplated by the Merger Agreement or this Agreement, or otherwise restrict or take any action adversely affecting the ability of the Stockholder freely to exercise all voting rights with respect to the Subject Shares; (iii) subject to Section 4, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Transaction, engage in any negotiation concerning an Acquisition Transaction, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Transaction; and the Stockholder shall notify MergerSub immediately if any such inquiries or proposals are received by, any such information is requested from, or any

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such negotiations or discussions are sought to be initiated or continued with, the Stockholder; or (iv) permit, cause, take any action, or fail to take any action that would make any representation, warranty, covenant or other undertaking of the Stockholder in this Agreement untrue or incorrect, or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in the foregoing
                                --------  -------
provisions of this Section 5 shall prohibit the Stockholder from effecting any transfer of Subject Shares pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, or for estate planning purposes, if the transferee agrees in writing to be bound by the provisions of this Agreement to the same extent as the Stockholder. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     6.   Waiver of Dissenters' Rights.  The Stockholder hereby waives any
          ----------------------------
rights to dissent from the transactions contemplated by the Merger Agreement.

     7.   Representations and Warranties of the Stockholder.  The Stockholder
          -------------------------------------------------
represents and warrants to Gart and MergerSub that:

          (a)  Capacity; No Violations.  The Stockholder, if such Stockholder is
               -----------------------
a trust, corporation or other legal entity, is duly organized and validly existing under the laws of the jurisdiction of its organization. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which the Stockholder is bound, (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Stockholder or, to the Stockholder's knowledge, the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Stockholder to create, any Lien upon the Subject Shares that would prevent the Stockholder from voting the Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

          (b)  Subject Shares.  The Stockholder has the power to vote or direct
               --------------
the voting of the Subject Shares. The Subject Shares are the only shares of any class of capital stock of the Company that the Stockholder has the right, power or authority (sole or shared) to sell or vote, and the Stockholder does not have any right to acquire, nor is the Stockholder the beneficial owner of, any other shares of any class of capital stock of the Company or any other securities of the Company or any securities convertible into, or exchangeable or exercisable for, any shares of any class of capital stock of the Company or any other securities of the Company. The Stockholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent the Stockholder from voting the Subject Shares or that conflict with the provisions of this Agreement.

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          (c)  Title to Shares.  The Stockholder is the sole record and
               ---------------
beneficial owner of the Subject Shares, free and clear of any pledge, Lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement and, with respect to any Subject Shares held by the Stockholder as trustee for the benefit of any other person, other than the rights of all beneficiaries under such trusts, which such rights are not inconsistent with the provisions of this Agreement.

          (d)  No Finder's Fees.  Except as disclosed in the Merger Agreement,
               ----------------
no broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by, or on behalf of, the Stockholder the payment of which could become the obligation of the Company or MergerSub.

     8.   Representations and Warranties of Gart and MergerSub.  Gart and
          ----------------------------------------------------
MergerSub represent and warrant to the Stockholder that:

          (a)  Binding Agreement.  Each of Gart and MergerSub is a corporation
               -----------------
duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Registration Rights Agreement (as defined in the Merger Agreement) and the Merger Agreement by each of Gart and MergerSub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Gart and MergerSub, and no other corporate proceedings on the part of Gart or MergerSub are necessary to authorize the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Merger Agreement by Gart or MergerSub and the consummation of the transactions contemplated hereby and thereby. Each of Gart and MergerSub has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)  No Conflict.  Neither the execution and delivery of this
               -----------
Agreement, the consummation by MergerSub of the transactions contemplated hereby, nor the compliance by MergerSub with any of the provisions hereof will
(i) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (ii) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (iii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (iv) require any material consent, authorization or approval of any person

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other than a governmental entity, or (v) violate or conflict with any order, writ, injunction, decree or law applicable to MergerSub.

          (c)  SEC Documents.  Gart has timely filed with the SEC each report,
               -------------
proxy statement or information statement required to be filed by Gart for all periods ending on or after December 31, 1999 (collectively, the "Gart Reports"). As of their respective dates, the Gart Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the respective rules and regulations thereunder and (ii) did not (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing did not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Gart's subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the consolidated balance sheets of Gart and its subsidiaries included in or incorporated by reference into the Gart Reports (including the related notes and schedules) fairly presents the consolidated financial position of Gart and its subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Gart and its subsidiaries included in or incorporated by reference into the Gart Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Gart and its subsidiaries for the periods set forth therein (subject to, in the case of unaudited statements, normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP"), except as may be noted therein. There are no liabilities of Gart or any of its subsidiaries of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of Gart (including the notes thereto), other than: (x) liabilities incurred since January 29, 2000 in the ordinary course of business consistent with past practices; (y) reasonable and customary fees and expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreement; and (z) liabilities disclosed in the Gart Reports filed prior to the date hereof or reserved against on Gart's most recent balance sheet delivered to the Company prior to the date hereof.

     9.   Expenses.  Each party hereto shall pay its own expenses incurred in
          --------
connection with this Agreement.

     10.  Specific Performance.  The Stockholder acknowledges and agrees that,
          --------------------
if the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, immediate and irreparable harm or injury would be caused to MergerSub for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that MergerSub shall have the right, in addition to any other rights MergerSub may have, to specific performance of this Agreement. If MergerSub should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Stockholder hereby waives the claim or defense that MergerSub has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

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     11.  Notices.  All notices and other communications given or made pursuant
          -------
to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier, or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

If to Gart or MergerSub:      Gart Sports Company
                              1000 Broadway
                              Denver, Colorado 80203
                              Attention: Nesa Hassanein
                              Facsimile: (303) 864-2188

With a copy to:               Irell & Manella LLP
                              1800 Avenue of the Stars, Suite 900
                              Los Angeles, California 90067
                              Attention: Anthony T. Iler
                              Facsimile: (310) 203-7199

If to the Stockholder:        at the address and telephone number
                              set forth on the signature page

With a copy to:               Thompson Knight Brown Parker & Leahy LLP
                              1200 Smith Street, Suite 3600
                              Houston, Texas, 77002
                              Attention: Dallas Parker, Esq.
                              Facsimile: (713) 654-1871

     12.  Parties in Interest.  This Agreement shall inure to the benefit of,
          -------------------
and be binding upon, the parties hereto and their respective successors and permitted assigns; provided, however, that any successor in interest or assignee
                   --------  -------
shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Gart, MergerSub, the Stockholder or their successors or assigns, any rights or remedies under, or by reason of, this Agreement.

     13.  Entire Agreement; Amendments.  Other than the Merger Agreement, the
          ----------------------------
Registration Rights Agreement, the Indemnification Agreement, dated as of the date hereof, between Gart and the Stockholder, and the transactions contemplated herein or therein, this Agreement contains the entire agreement between the Stockholder, Gart and MergerSub with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such subject matter. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     14.  Assignment.  No party to this Agreement may assign any of its rights
          ----------
or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) MergerSub may assign its rights and obligations under this

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Agreement to Gart or to any of Gart's or MergerSub's direct or indirect wholly owned subsidiaries or affiliates, and (b) the Stockholder may transfer the Subject Shares to the extent permitted by Section 5 of this Agreement.

     15.  Headings.  The section headings in this Agreement are for convenience
          --------
of reference only and shall not affect the construction of this Agreement.

     16.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     17.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     18.  Term.  This Agreement shall become effective on the date hereof and
          ----
shall terminate automatically and without further action on behalf of any party hereto at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date on which the Merger Agreement is terminated pursuant to, and in accordance with, its terms.

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     IN WITNESS WHEREOF, Gart, MergerSub and the Stockholder have caused this
Agreement to be duly executed and delivered on the day and year first above written.



                                   GART SPORTS COMPANY,
                                   a Delaware corporation


                                   By /s/ John Douglas Morton
                                      ______________________________
                                   Name: John Douglas Morton
                                   Title: Chairman, President and CEO


                                   GSC ACQUISITION CORP.,
                                   a Delaware corporation


                                   By /s/ John Douglas Morton
                                      ______________________________
                                   Name: John Douglas Morton
                                   Title: Chairman, President and CEO

                                      -8-
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                                   STOCKHOLDER



                                   /s/Barry M. Lewis, Trustee
                                   --------------------------
                                   Barry M. Lewis as Trustee of the TR fbo
                                   Judy Deanna Oshman U/A dtd 10 01 43

                                   Address:
                                   515 Post Oak Blvd, Suite 310
                                   Houston, Texas 77027


                                   Facsimile Number: (713) 622-3585

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                                  SCHEDULE A

                            Shares Held as Trustee
                            ----------------------


Name of Holder                      Number of Shares
--------------                      ----------------

Barry M. Lewis as Trustee for
TR fbo Judy Deanna Oshman
U/A dtd 10/01/43                    298,432

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